SOCIAL NETWORKING SITE DESIGN &DEVELOPMENT

DETAILED PROPOSAL

Document Version Log

Version	Date	Prepared By	Color
1.0	May, 02nd, 2019	Markup Designs	

Client Details

Name	Vik Grover
Address	USA
Mobile/Telephone No.	+1 (630) 708-0750

Markup Designs: Corporate Office

Address: A-16, Sector 63, Noida (India)

Website: www.markupdesigns.com

1. Company Background

Markup Designs is one of the fastest growing digital marketing companies in India with a team base of 100+ as leading providers in E-Commerce Portal, Custom Website Design and Development, Mobile app development and Innovative SEO services.

Key Features

1. Quick Response Time
2. Specialized team - Certified Professionals
3. Proven Track Record
4. Verifiable References
5. SLA Based Agreements
6. Specialized and Focused Service Area
7. Agile/Waterfall Methodology
8. World Class Infrastructure

2. Project Introduction

Markup Designs is pleased and would like to thank you for the opportunity to submit a SOW for the Design & Development of your Social Networking website. Working together, we believe that we can create a website that will meet your needs. This SOW describes the Project Scope, technology, services, terms, and schedule for the Website Design & Development of this project.

It's important to build a good first impression by giving users an exceptional user experience and also by making sure that the website is fully working (with no bugs) when it's launched. We want to leave a good impression on customers' first visit, hoping for return visits in the near future.

3. Project Scope

- Website Pages Design
- Administrator Panel Development
- Database Development
- QA & Testing of Website and Admin Panel Backend
- Deployment of website to client server

4. Environment

Design
- Photoshop/ Illustrator
- Bootstrap
- HTML5

Website
- PHP
- CodeIgniter
- MySQL

Web Backend/ Admin Panel
- Codeigniter
- Apache Tomcat

Testing
- Manual and Automation
- Selenium
- Bug Tracking

5. Definitions, Acronyms and Abbreviations

The following definitions, acronyms, and abbreviations shall apply throughout this SOW unless defined otherwise hereinafter:

Term	Definition
CMS	Content Management System
LAMP	Platform consisting of Linux, Apache, My SQL and Perl/PHP/Python
MVC	Model-view-controller
RWD	Responsive Web Design
SOW	Statement of Work
UI	User Interface
UX	User Experience

6. Website Features

❖ Web Main Pages:

- **Sign-up / Sign-In Page**
  - User will register using either 'Email' or 'Phone'.
  - User will login using 'Email/Phone' and Password.
  - User will request for a new password by clicking 'Forget Password'
- **User Profile**
  - User can manage own profile details.
  - User can see his/her 'Followers'.
  - User can see whom they're 'Following'
- **User Timeline**
  - On timeline, user will able to get the recent feeds.
- **User Wall**
  - Users will be able to post any media content on his/her own wall i.e. wall-post.
- **Friend-list**
  - Userswill search friends by email.
  - Users will see 'Suggested Friends'.
  - Users will Accept / Reject 'New Friend request'.
  - Users will see the 'Friend requests sent'.
- **Chat Messenger**
  - User will communicate with friends using Chat – Messenger 'one-to-one'.
- **Like / Share / Comment**
  - Applicable to all media-content.
- **Settings**
  - Activity Log
  - Change Password
  - Block / Un-block User
  - Report Abuse
  - Privacy
    - Who can see my posts? [Public / Friends Only]
    - Who can post on my wall? [Everyone / Friends Only]
- **Notifications**
  - New Friend Request
  - For Likes / Comments / Shares
  - Message

- **Additional Landing Page Design:**
  - The User can read more about the website before it launches.
  - There would be the very good high-resolution images banners
  - Banners would be sliding with catchy headlines on them
  - "How it works" section
  - Key Features
  - About website
  - Form to get in touch
  - Subscribe form
  - Information on "Marketplace" feature

❖ Administrative Panel:

The backend of the project will be power packed with a web based administrative panel to manage the updates of data at the frontend as well as backend. The admin panel would allow for complete management of the site including services, CMS pages, Users and more. While the admin would have substantial features and functionality, the endeavor would be to ensure simple UI/UX to ensure minimal technological competence requirement to managing the site.

Following are the key functionalities:

- **Login for Admin Panel**
  - Username
  - Password
  - Forget Password

- **Profile Management**
  - Admin will be able to manage Admin Profile
  - Admin will be able to Change Password
  - Admin will be able to manage Contact, Enquiry

- **User Management**
  - Admin will be able to manage all Users
    - Block any User
    - Un-block any User

- **Content Management**
  - Admin will be able to 'purge' any 'inappropriate media-content' posted.

- **Site Analytics**
  - Admin will be able to track the Site:
    - Number of Active Users.
    - Number of Media-Content posted (images/videos)

❖ Testing & QA Phase:

- **Unit testing:**

Unit testing is a software development process in which the smallest testable parts of an application, called units, are individually and independently scrutinized for proper operation.

- **Integration Testing:**

Testing the data flow between the modules

- **System/ Device Testing:**

It is performed to check whether all end to end business logic working or not

- **User Acceptance Testing:**

Testing is performed by the client

- **Alpha Testing:**

Alpha testing is a type of acceptance testing; performed to identify all possible issues/bugs before releasing the product to users

- **Beta Testing:**

Beta Testing of a product is performed by "real users" of the software application in a "real environment" and can be considered as a form of external user acceptance testing.

- **Client feedback / Reviews / Approvals/ Deployment**

❖ Deployment & Maintenance:

- Our development team willbe responsible for complete development &publishing the website live to client/ our shared hosting space.
- Once the website gets completed and goes live on client/ our shared server, we will then provide you a free technical bug fixing maintenance support for 30Days with no additional cost toyou.
- Complete ownership and copyright of website name and source code will be owned by client.

Our Assumptions:

❖ Design & Content

- Client will provide images, corporate identity, guidelines including fonts, colors, graphic treatments, and all copywriting.
- Logo, Icons, Banner image, sliced images, videos, Audio will be provided by client in all required sizes and resolutions.

❖ Exclusions

- Interfacing with third party provider (if any)
- Alterations & changes to the functionality agreed upon or signed off.
- Data entry work or image editing work

7. Technology Specification:

Website Designs	
Tool	Adobe Photoshop
	Bootstrap
	HTML5

Website Development	
Technology/Language	PHP
Framework	CodeIgniter / Angular
Database	MySQL
Responsiveness	Desktop, Tablet, Mobile device

Backend/ Admin Panel	
Technology	CodeIgniter
Database	MySQL
Server	Apache Tomcat

Deliverables to Client	
1.)	Website Design Files
2.)	Complete source Code of Website
3.)	MySQL Database
4.)	Tested and Deployed website on Client Server

8. Efforts Estimations

➢ Resource Allocation

S. No	Designation	Experience	Roles & Responsibility
1.)	Website UI Designer	4+ Years	# Designing of Website Pages
2.)	Website Developer	5+ Years	# Complete Website Development. #Website live on client server
3.)	Backend Developer	4+ Years	# Complete Development of Web Service.
4.)	Sr. Quality Assurance	4+ Years	# Website testing on Different Mobile phones & browsers for QA & Testing.
5.)	Project Manager	8+ Years	Project managers may work closely with client to make sure that scope of project is on schedule.

*** **Note:** Resource allocation will be done after project development Execution Phase.*

➢ Timelines for Project Execution

S. No.	Activities	Timeframe
1.)	Website UX/UI Design	09
2.)	Website Frontend Development	35
3.)	Administrator/Backend and Database	15
4.)	QA Testing &Bug Fixing in Website	05
5.)	Website Live on Client Server	01
	TOTAL	65

➢ Timelines for Landing Page Execution

S. No.	Activities	Timeframe(days)
1.)	Landing page Mockup	02
2.)	Conversion of PSD into HTML, Backend integration and live on domain	03
	TOTAL	05

➢ Project Estimation

- Total Timelines: **Within 60 Business Days**

➢ Website Payment Terms

Sl. No.	Tasks	Amount
1	Upfront Payment – Prior to kick off the Project	25%
2	Once the design part is finished(home, user profile, chat, post page, etc.)	25%
3	Post website development before final amendments.	25%
4	Post website development, final amendments tested and ready to deploy on the server.	25%

9. Highlights

1. Project Start: Project would start within one week of awarding.
2. Staging server provided for interim and fast paced delivery
3. Source code will be protected under NDA & IPR and is owned by client
4. Project Collaboration and Management tools available for tracking

10. Requirements from Client

1. Making choices where the choice impacts the timeline and cost towards an alternative which reduces timelines and costs, balance out on timeline and features.
2. Giving sign-off on designs shared. Ensuring feedback on UI and UX concepts within 2 business days. Any delay will increase the timeline by that many days.
3. Ensuring testing of the web development release testing by their users starting at least 15 working days before the release date. Ensuring they have appropriate devices to test theweb at least 7 days before the delivery date.
4. Feedback on webflow within 2 business days of receiving the web flow.
5. Buying servers and account details and providing Markup Designs with the credential.

11. Terms and Conditions

1. Invoice shall be raised on each milestone, to be defined at the time of creation of Project Plan.
2. In case the need to make the resource(s) available onsite for study/delivery or any other purpose the cost shall be borne by the client (a separate scope of work is providedby Markup Designs as the need arises).
3. Neither partycan hire/contact/work with either of its employees/resources/former employees directly or indirectly during the term of this contract and till 5 years without the written permission from the directors of the company.
4. Deliverables listed in the proposal above will be referred to during the development of the project. Any new features, additional modules, major changes in work flow or anyother

element which is out of scope as per the above will attract a fresh ETA and quote which will be submitted separately by Markup Designs.

5. All content, images, texts, videos, Third party integration, services, API, Plug-in etc. information will be provided by the Client. If any of those attracts any cost to be acquired, same will be borne by the Client.
6. Markup Designs is not liable to write or publish the content on the project.
7. Markup Designs is not responsible for the delay of the project if the necessary information required by the Client like API's information, third party plug-ins, Payment gateways and shipping gateways info etc. is not provided timely by the Client. We will not ask for additional cost if the design is not approved. However, the feedback should come in one go to make the required changes in design. Also if the design is approved and then you need changes in them, it will be considered as additional.
8. Markup Designs will provide 3 design concepts for Design work and there will be 2-3 revisions can be done as per Client's remarks if more revisions required then these will be billable.
9. Markup Designs is not responsible for the delay caused by the malfunctioning of any third party software integrated with some other appreciated works:
10. General features not described in detail will carry out as per industry standards and will be supported by open source scripts when available. For example if a feature like forum is required we will use PHPBB.
11. Domain Registration & Hosting Server for the installation of final product will be bought by the Client and provided to Markup Designs.
12. Client will ensure that the hosting server provided is compliant to the requirements for hosting server provided by Markup Designs.

12. Sole Agreement

- **Statement of Confidentiality:**

This document contains proprietary and confidential information. All data submitted to **the client** provided in reliance upon its consent not to use or disclose any information contain herein except in the context of business dealings with **Markup Designs**. The receipt of this document agrees present and future employees of the client who view or have access its content of its confidential nature. The receipt agrees to instruct each employee that they must not disclose any information concerning this document to others. The receipt also agrees not to duplicate or distribute or permit others to duplicate or distribute any material content here without **Markup Designs** written consent.

Client retains all title, ownership and intellectual property rights to the materials and trademarks contained herein, including all supporting documentation, files, marketing material and multimedia.

- **Acceptance of Service Agreement:**

The agreement contained in this contract constitutes the sole agreement between MARKUP DESIGNS PVT. LTD. and CLIENT regarding this project. Any additional work not specified in this contract must be authorized by a written change management/order. All prices specified in this contract will be valid for one (1) week. Continued services after that time will require a fresh agreement.

BY ACCEPTANCE OF THIS DOCUMENT, BOTH RECIEPIANTS AGREE TO BE BOUND BY THE AFOREMENTIONED STATEMENT.

13. Execution/Signature Block

IN WITNESS WHEREOF, both parties hereto have agreed the finalized scope for this project as of the date.

CLIENT:

Kanab Corp.

Title: Vikram Grover
CEO

SERVICE PROVIDER:

Markup Designs Pvt. Ltd.

Title: Business Director

**This Document is digitally-signed so does not require any kind of physical signatures.*